Exhibit 11

250 West 55th Street New York, NY 10019-9601 Telephone: 212.468.8000 Facsimile: 212.468.7900 www.mofo.com	morrison foerster llp beijing, berlin, brussels, denver, hong kong, london, los angeles, new york, northern virginia, palo alto, san diego, san francisco, shanghai, singapore, tokyo, washington, d.c.

August 16, 2019

Virtus Global Dividend & Income Fund Inc.

101 Munson Street

Greenfield, Massachusetts 01301-9683

Re:	Registration Statement on Form N-14

Ladies and Gentlemen:

We have acted as Maryland counsel to Virtus Global Dividend & Income Fund Inc., a Maryland corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a Registration Statement on Form N-14 (Registration No. 333-232525) (the “Registration Statement”) as filed with the Securities and Exchange Commission (the “Commission”), including the joint proxy statement-prospectus included therein (the “Prospectus”), of shares (the “Shares”) of Common Stock, $0.001 par value per share, of the Company (“Common Stock”) to be issued pursuant to the terms of the Agreement and Plan of Reorganization, in the form attached as an Exhibit to the Prospectus (the “Reorganization Agreement”), by and between the Company and Virtus Total Return Fund Inc., a Maryland corporation (the “Acquired Fund”). This opinion is being provided at your request in connection with the filing of the Registration Statement.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.       The charter of the Company, as amended, corrected and supplemented to date (the “Charter”), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

2.       The Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;

3.       Resolutions of the Board of Directors of the Company, or a duly authorized committee thereof, relating to the authorization and approval of (a) the execution, delivery and performance by the Company of the Reorganization Agreement, (b) the issuance of the Shares pursuant thereto and (c) the filing of the Registration Statement (collectively, the “Board Resolutions”), certified as of the date hereof by the Secretary of the Company;

Virtus Global Dividend & Income Fund Inc.

August 16, 2019

4.       The Reorganization Agreement, in the form attached to the Prospectus as an Exhibit;

5.       A certificate of the SDAT as to the good standing of the Company, dated as of the date hereof; and

6.       A certificate executed by an officer of the company, dated as of the date hereof.

As used herein, the phrase “known to us” is limited to the actual knowledge, without independent investigation, of the lawyers in this firm who have provided legal services to the Company in connection with the Registration Statement.

In expressing the opinion set forth below, we have assumed the following:

1.       Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.       Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.       Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s (including the Company’s) obligations set forth therein are legal, valid and binding.

4.       All Documents submitted to us as originals are authentic. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Documents are true and complete. There has been no oral or written modification or amendment to the Documents, or waiver of any provision of the Documents, by action or omission of the parties or otherwise.

5.       The transfer of all of the assets of the Acquired Fund to the Company and the issuance of the Shares pursuant to the Reorganization Agreement will be approved by the shareholders of the Acquired Fund as described in the Registration Statement.

Virtus Global Dividend & Income Fund Inc.

August 16, 2019

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that, upon issuance and delivery of the Shares as contemplated by the Board Resolutions and the Reorganization Agreement, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

Please note that the actual number of Shares to be issued pursuant to the Reorganization Agreement will be based on the aggregate net asset value of the Shares such that the aggregate net asset value of the Shares received by holders of shares of the Acquired Fund will equal the aggregate net asset value of shares of the Acquired Fund immediately prior to the closing, less that portion of the costs paid by the Acquired Fund pursuant to the Reorganization Agreement.  Please further note that, as of the date hereof, the Company has available for issuance, under the Charter, the requisite number of authorized but unissued shares of Common Stock for the issuance of the Shares.

The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with the securities (or “blue sky”) laws of the State of Maryland. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof. This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ MORRISON & FOERSTER LLP